Exhibit (a)(16)



FOR IMMEDIATE RELEASE

          SHONEY'S, INC. ANNOUNCES EXPIRATION OF TENDER OFFERS

     NASHVILLE, Tenn., April 25, 2000 / PRNewswire/ -- Shoney's, Inc. (NYSE:
SHN) (Shoney's") today announced that the tender offers for its Liquid Yield Option Notes due 2004 ("LYONS") and 8-1/4% Convertible Subordinated Debentures due 2002 ("TPI Debentures") expired as scheduled at 11:59 p.m., New York City time, on April 24, 2000. Based on information provided by The Bank of New York, the depositary for the offers, approximately 4.9% of the combined aggregate principal amount of the outstanding securities were validly tendered and not withdrawn pursuant to the offers, which was insufficient to meet the minimum conditions of the offers. Accordingly, no securities will be accepted for payment and all tendered securities will be returned to the holders in accordance with the terms of the offers.

     Contact: /CONTACT: Andrew Karp, Managing Director, Banc of America Securities LLC (704) 388-4813 or (888) 292-0070.